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                                                                      EXHIBIT 11

                        BINDVIEW DEVELOPMENT CORPORATION
            STATEMENT REGARDING COMPUTATION OF LOSS PER COMMON SHARE
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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

                                                               QUARTER
                                                             ENDED MARCH 31,
                                                          --------------------
                                                              1999        1998
                                                          --------    --------
Net loss                                                  $ (1,564)   $   (671)
                                                          ========    ========

Shares used in basis calculation
        Total basic shares                                  21,730       8,833

Additional shares for diluted computation:
  Effect of stock options                                    2,786       1,611
  Effect of warrants                                            83          28
  Effect of convertible preferred stock and debentures         333       6,544
  Exclusion of share equivalents that are anti-dilutive
             because a loss was incurred                    (3,202)     (8,183)
                                                          --------    --------
        Total diluted shares                                21,730       8,833
                                                          ========    ========
Loss per common share
  Basic                                                   $  (0.07)   $  (0.08)
  Diluted                                                 $  (0.07)   $  (0.08)
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